Exhibit 10.5

January 2, 2012

Mr. Tim Kaliban

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Dear Tim:

Outweb, Inc. (Outweb) provides GreenSky Trade Credit LLC (GreenSky) with its administrative and other staffing. Outweb is pleased to offer you a full-time position to serve as President of GreenSky. The position will be located in Atlanta, Georgia and includes the duties we discussed and others as assigned from time-to-time.

Your initial annual salary will be $230,000. In addition, you can earn a bonus of up to $50,000 per year based upon achievement during 2012 of aggressive but feasible personal and corporate goals that we mutually establish at the time that you start work. Subsequent years’ bonus targets will be determined prior to the start of each calendar year. It is anticipated that the bonus opportunity may increase commensurate with Employee’s performance, scope of responsibilities, and the financial performance of GreenSky.

You will be paid in accordance with Outweb’s customary payroll practice, which currently provides for bi-monthly pay periods, subject to tax withholdings and other standard payroll deductions. You will be eligible for the benefits Outweb provides to other employees at your level. The benefits are specified in the Outweb Employee Manual and currently include 16 personal time-off (PTO) days per year (earned on a pro-rata basis and to be used for vacation, sickness or personal time), health and dental insurance, flexible spending/cafeteria plan, and optional AFLAC supplemental insurance.

Following your start date, GreenSky will award you an option to purchase 240,000 Class A Units pursuant to its standard award agreement.

As an Outweb employee, you will be expected to abide by all of Outweb’s policies, practices, and procedures. You also agree to execute and deliver, prior to your employment, Outweb’s standard Confidentiality, Non-Solicitation, Non-Recruitment, Non-Competition, and Invention Assignment Agreement, copy of which is attached for your execution. The Agreement contains various provisions relating to your employment including provisions restricting your use of confidential information, prohibiting you from competing for nine months after termination of employment, and prohibiting you from hiring Outweb or GreenSky employees for a period of one year from the date of employment.

Neither the contents of this letter nor any Outweb policy, procedure or practice, whether written or verbal, or the acceptance or continuation of employment, constitutes a contract of employment or promise to employ you, nor do they create an implied duty or contractual obligation between you and Outweb. Either you or Outweb may terminate your employment relationship at any time and for any reason, with or without cause, reason, or advance notice.

1797 Northeast Expressway • Suite 100 • Atlanta, GA 30329 • 404-8324000 • Fax 480-247-4054

www.outweb.com

The nature of this employment relationship cannot be changed except in writing by you and an executive officer of Outweb.

Except as may be prohibited by law, any dispute arising under the terms of this letter or otherwise relating to your employment shall be settled exclusively by arbitration in Fulton County, Georgia in accordance with the employment rules of the American Arbitration Association then in effect.

As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States. By accepting this offer, you represent and warrant that your employment with Outweb will not violate any agreement, obligation or understanding that you may have with any party or prior employers. This offer of employment is contingent upon completion to Outweb’s sole satisfaction of a credit and background investigation.

If you choose to accept our offer under the terms described, please sign below and return an executed copy of this letter and an executed copy of the attached Employment Agreement to me no later than close of business on January 2, 2011. Your start date will be not later than February 1, 2012.

We look forward to your favorable reply and to a productive and enjoyable work relationship. We are excited to have you join us.

Very truly yours,

/s/ David Zalik

David Zalik

Chief Executive Officer

Accepted by	/s/ Timothy D. Kaliban

Date	Jan. 2, 2012

1797 Northeast Expressway • Suite 100 • Atlanta, GA 30329 • 404-8324000 • Fax 480-247-4054

www.outweb.com